Exhibit 10.35
Lear Corporation
Annual Incentive Plan
(Amended and Restated as of January 1, 2024)

Article 1. Statement of Purpose
Lear Corporation’s compensation policies are intended to support the Company’s overall objective of enhancing stockholder value. In furtherance of this philosophy, the Lear Corporation Annual Incentive Plan is designed to provide incentives for business performance, reward contributions towards goals consistent with the Company’s business strategy and enable the Company to attract and retain highly qualified Section 16 Officers, key management, and other salaried employees.

Article 2. Definitions
The terms used in this Plan include the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:
“Affiliates” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or in which the Company has a significant equity interest, in either case as determined by the Committee.
“Board” means the Lear Corporation Board of Directors.
“Bonus” means the incentive compensation payable in cash, as determined by the Committee under Section 4.4 of the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the People and Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange or any other applicable exchange on which Lear Corporation common equity is at the time listed, as may be applicable or in effect from time to time.
“Company” means Lear Corporation and, except for purposes of Section 4.7 or where the context indicates otherwise, any of its Affiliates that adopt this Plan or that have employees who are participants under this Plan.
“Disability” means permanent and total disability as defined in the Company’s Long Term Disability Plan or any successor plan (or if no such plan exists, as defined in Code Section 22(e)(3), or an applicable statute or benefit program in a Participant’s relevant jurisdiction).
“Effective Date” means January 1, 2024.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Participant” means a Section 16 Officer, key management employee, or other salaried employee described in Article 3 of this Plan.
“Performance Period” means the period for which a Bonus may be earned. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 of any year.
“Plan” means the Lear Corporation Annual Incentive Plan, as may be amended or amended and restated from time to time.

“Retirement” means a Termination of Employment on or after (a) reaching the age established by the Company as the normal retirement age in any unexpired employment, severance or similar agreement between the Participant and the Company, or, in the absence of such an agreement, the normal retirement age under the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan, sponsored by the Company in which the Participant participates, or (b) attaining a combination of years of age and service with the Company and its Affiliates (including, to the extent applicable and credited by the Company, service with another company prior to it becoming an Affiliate) of at least 65, with a minimum age of 55 and at least five years of service with the Company and its Affiliates (only if an Affiliate at the time of service).
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Officer” means any current or former “officer” of the Company within the meaning of 17 CFR § 240.16a-1(f) and defined, in part, as an issuer’s president, principal financial officer, principal accounting officer, any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer.
“Section 409A” means Code Section 409A and the regulations promulgated thereunder by the Secretary of the Treasury.
“Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employing company ceases to be an Affiliate.

Article 3. Participation
A Section 16 Officer designated by the Committee or a key management employee or other salaried employee of the Company designated by the Company’s Chief Executive Officer or the Chief Executive Officer’s designee shall be a Participant in this Plan.
Article 4. Incentive Bonuses
4.1    Performance Goals. The Committee (with respect to Participants who are Section 16 Officers) and the Company’s Chief Executive Officer or the Chief Executive Officer’s designee (with respect to the Participants who are not Section 16 Officers) shall establish written performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed). The performance goals shall be stated as specific amounts of, specific changes in, or achievement of one or more of the performance measures described in Section 4.2. Performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Lear Corporation, for one or more of its Affiliates, divisions, businesses or organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more Participants, collectively for the entire group of Participants, or in any combination of the two.
4.2    Performance Measures. The Committee or the Company’s Chief Executive Officer or the Chief Executive Officer’s designee, as applicable, may use performance measures to establish performance goals under Section 4.1, including, but not limited to, certain financial metrics such as pretax earnings; operating earnings; earnings growth; net sales growth; net income (absolute or competitive growth rates comparative); net income attributable to common stock; cash flow, including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of cost of capital; earnings per share of common stock; return on stockholders’ equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common stockholders’ equity; absolute and/or relative return on capital (or invested capital); absolute and/or relative return on assets; economic value added (income in excess of cost of capital); expense reduction; and ratio of operating expenses to operating revenues. The performance measures may also include certain non-financial metrics including, but not limited to, those related to customer satisfaction, quality, ethics and compliance, sustainability, and product or process innovation. The Committee or the Company’s Chief Executive Officer or the Chief Executive Officer’s designee, as applicable, may specify any reasonable definition of the performance measures it uses, and the measures may be described in terms of Company-wide objectives, objectives that relate to the performance of an individual Participant, an Affiliate, or a division, region, department, function or segment within the Company or an Affiliate. Such definitions may provide for reasonable adjustments and may include or exclude items, including, but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; changes in applicable law or the application thereof; and other non-operating items. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Committee may determine that the performance goals or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable Performance Period, as the Committee deems appropriate, to make such goals and period comparable to the initial goals and period or (ii) make a cash payment to the Participant in an amount determined by the Committee.
4.3    Performance Evaluation.
(a)Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the performance goals established for that Performance Period have been met with respect to Section 16 Officers. If the performance goals and any other material terms established by the Committee have been met by a Section 16 Officer, the Committee shall so certify such determination in writing with respect to such Section 16 Officer before the applicable Bonus is paid pursuant to Section 4.5.
(b)Within a reasonable time after the close of a Performance Period, the Company’s Chief Executive Officer or the Chief Executive Officer’s designee shall determine whether the performance goals established for the Performance Period have been met, or are reasonably likely to be met, with respect to Participants who are not Section 16 Officers. If the performance goals and any other material terms established by the Chief Executive Officer or the Chief Executive Officer’s designee have been met or are reasonably likely to be met by a Participant who is not a Section 16 Officer, the Company’s Chief Executive Officer or the Chief Executive Officer’s designee shall so certify such determination in writing with respect to such Participant before the applicable Bonus is paid pursuant to Section 4.5.

4.4    Bonus. If the Committee or the Company’s Chief Executive Officer or the Chief Executive Officer’s designee, as applicable, has made the written certification under Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for a Bonus for the Performance Period, subject to the discretion provided herein to increase or decrease the amount of, or eliminate entirely, the Bonus. The amount of the Bonus paid to each Section 16 Officer shall be determined by the Committee and the amount of the Bonus paid to every other Participant shall be determined by the Company’s Chief Executive Officer or the Chief Executive Officer’s designee. For any Performance Period, however, (i) the Company’s Chief Executive Officer or the Chief Executive Officer’s designee shall retain the discretion to increase or decrease the amount of, or eliminate entirely, the Bonus to one or more Participants who are not Section 16 Officers based on the Chief Executive Officer’s review of the performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant, and (ii) the Committee may increase or decrease the amount of, or eliminate entirely, the Bonus to any Participant who is a Section 16 Officer based on its review of the performance goals for each Participant pursuant to Section 4.3 and the individual performance of such Participant. Notwithstanding the foregoing, (A) to the extent that (1) the performance goals for any Performance Period established by the Company’s Chief Executive Officer or the Chief Executive Officer’s designee under Section 4.1 with respect to Participants who are not Section 16 Officers vary from those goals set by the Committee for the Section 16 Officers for the same Performance Period, or (2) the performance goals for any Performance Period established by the Company’s Chief Executive Officer or the Chief Executive Officer’s designee under Section 4.1 with respect to Participants who are not Section 16 Officers are the same as those goals set by the Committee for the Section 16 Officers for the same Performance Period, and the discretion under clause (i) of the previous sentence is exercised to increase the Bonus payable to any one or more Participants who are not Section 16 Officers, then (B) the aggregate Bonuses payable to all Participants (including Section 16 Officers) with respect to such Performance Period shall not exceed the aggregate amount that would have been payable as Bonuses to all Participants had the performance goals set for such Performance Period by the Committee for the Section 16 Officers been applicable to all Participants (including Participants who are not Section 16 Officers). In no event shall a Bonus be paid to any Participant under the Plan which exceeds $6,000,000 for any Performance Period.
4.5    Payment or Deferral of the Bonus.
(a)     Subject to Section 4.5(b), the Company shall pay the Bonus to the Participant after the Committee’s or the Company’s Chief Executive Officer’s or the Chief Executive Officer’s designee’s determination under Section 4.4 but no later than two and one-half months following the end of the Performance Period. The Company shall have the right to deduct from any Bonus, any applicable income and employment taxes, and any other amounts that the Company is otherwise required or permitted to deduct.
(b)     Subject to Section 7.12 (regarding Section 409A) and subject to the Committee’s approval and applicable law, Participants who are eligible to participate in a nonqualified deferred compensation arrangement may request that payments of a Bonus be deferred under a nonqualified deferred compensation plan maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.

4.6    Eligibility for Payments.
(a) Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive a Bonus for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period through the last day of the Performance Period, unless otherwise required by applicable law, and is in good standing with the Company (as determined by the Committee or the Company’s Chief Executive Officer or the Chief Executive Officer’s designee, as applicable) as of the date of payment.
(b) Under Section 4.6(a), leaves of absence that cumulatively last less than ninety-three (93) days in a calendar year and that are approved in accordance with applicable Company policies (including, but not limited to, Company policies regarding vacation, short-term leave and disability) are not a break in continuous employment. In the case of leaves of absence that cumulatively last ninety-three (93) days or longer, the Company’s Chief Executive Officer or the Chief Executive Officer’s designee (or in the case of a Section 16 Officer, the Committee) shall determine whether the leaves of absence constitute a break in continuous employment.
(c) The Company’s Chief Executive Officer or the Chief Executive Officer’s designee (or in the case of a Section 16 Officer, the Committee) may determine, in its sole discretion, that (1) a Bonus will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or terminates the Participant’s employment with the Company during the Performance Period due to the Participant’s death, Retirement or Disability, and (2) a Bonus will be adjusted to reflect a Participant’s increase or decrease in annualized salary during the Performance Period.

4.7    Change in Control. Upon the effective date of any Change in Control of the Company, all potential Bonuses payable hereunder attributable to a Performance Period in which the Change in Control occurs will vest and be paid on a pro-rata basis based on the target level of such potential Bonus. Such payment will be made as soon as practicable (and no more than two and one-half months) following the Change in Control. A “Change in Control” will have the same meaning given to such term in the Company’s 2019 Long-Term Stock Incentive Plan, as amended, or any successor plan thereto.

Article 5. Administration
5.1    General Administration. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of this Plan, the Committee is authorized and empowered in its sole discretion to select or approve Participants and to award potential Bonuses in such amounts and upon such terms and conditions as it shall determine.
The Committee may delegate to the Company’s Chief Executive Officer or the Chief Executive Officer’s designee any of the Committee’s duties and authority under the Plan with respect to Bonuses that may be payable to Participants who are not Section 16 Officers, including, but not limited to, such duties and authority as are set forth in Articles 3 and 4.

5.2    Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.
5.3    Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.
5.4    Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus made hereunder.
5.6    Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on the Company and its Affiliates and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

Article 6. Amendments; Termination
The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan or any Bonus granted hereunder with or without prior notice to any Participant. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the stockholders of Lear Corporation if such approval is necessary to comply with Department of the Treasury or SEC regulations, the rules of the New York Stock Exchange or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

Article 7. Other Provisions
7.1    Duration of the Plan. This Plan is effective as of the Effective Date. This Plan shall remain in effect until all Bonuses made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Bonuses made under this Plan have expired.

7.2    Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3    Participant’s Rights. The right of any Participant to receive any payments under a Bonus granted to such Participant and approved by the Committee pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee or the Company’s Chief Executive Officer or the Chief Executive Officer’s designee has made a written certification under Section 4.3 for the Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another

Participant to similar or uniform treatment under the Plan. Solely with respect to a Participant who is party to an unexpired employment or severance agreement with the Company, the provisions of this Plan are in all respects subject to the terms and conditions of such agreement as if they were set forth fully herein provided, however, that Bonuses will, in all cases, remain subject to recovery or recoupment in accordance with Section 7.13 of the Plan.

7.4    Termination of Employment. The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.5    Other Benefits. Bonuses under this Plan shall constitute compensation for the purpose of determining participation or benefits under other plans of the Company, only to the extent provided for under the terms of the governing documents of such other plans.

7.6    Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Lear Corporation’s business or assets, shall assume Lear Corporation’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Lear Corporation would be required to perform if no such succession had taken place.

7.7    Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Michigan without giving effect to principles of conflicts of law, except to the extent that such law is preempted by Federal law.

7.8    Payments to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish a sub-plan hereunder and/or rules applicable to Bonuses paid to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) pay Bonuses to such Participants in accordance with those rules.

7.9    Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.10    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.11    Offsets. To the extent permitted by law, the Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company without the consent of the Participant (or the Participant’s beneficiary, in the event of the Participant’s death).

7.12    Section 409A. This Plan is intended to comply with Section 409A and the interpretative guidance thereunder, including the exemption for short-term deferrals, and shall be administered accordingly. The Plan shall be construed and interpreted with such intent. The Company makes no representations that the Plan, the administration of the Plan, or the amounts hereunder comply with, or are exempt from, Section 409A. If an operational failure occurs with respect to Section 409A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Secretary of the Treasury.

7.13    Incentive Compensation Recoupment Policies. Notwithstanding any provision in the Plan to the contrary, all Bonuses are subject to (i) the Lear Corporation Incentive Based Compensation Recoupment Policy (applicable to Section 16 Officers) and (ii) the Lear Corporation Improper Conduct Compensation Recoupment Policy, established by the Company, as amended from time to time, and any other compensation recovery and/or recoupment policies adopted by the Company to comply with applicable law or any listing exchange requirement, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with any corporate governance practices, as such policies may be amended from time to time.

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